PRESS RELEASE	Exhibit 99

Scripps Networks Interactive reports fourth quarter financial results

Feb. 5, 2009	NYSE: SNI

For immediate release

CINCINNATI – Scripps Networks Interactive Inc. today reported fourth-quarter operating results reflecting solid revenue growth at its Lifestyle Media television networks and related lifestyle Internet businesses.

The improved Lifestyle Media results, however, were offset by lower revenues at Shopzilla and uSwitch, the online comparison shopping brands that comprise the company’s Interactive Services business segment.

The Lifestyle Media segment includes HGTV, Food Network, DIY Network, Fine Living Network, Great American Country and SN Digital, the segment’s growing portfolio of online lifestyle content businesses.

Total company revenue for Scripps Networks Interactive for the three-month period ending Dec. 31 was up 3.5 percent to $412 million compared with $398 million during the same fourth-quarter period a year ago.

The company recorded a net loss during the fourth quarter of $154 million, or 94 cents per share, compared with a net loss of $299 million, or $1.83 per share, for the same period in 2007. Results for both periods include the effects of writedowns related to asset impairment.

Excluding these non-cash impairment charges, the company’s consolidated net income for the fourth quarter 2008 was 55 cents per share compared with 50 cents in 2007.

Consolidated net income for the fourth quarter includes the effect of a $244 million, or $1.49 per share, non-cash charge against earnings for impairment of goodwill. The charge is a result of the changing environment for online comparison shopping services and the subsequent strategic repositioning of Shopzilla for long-term profit growth.

In 2007, the company recorded a non-cash charge of $411 million, reducing net income by $382 million, or $2.33 per share, in the fourth quarter for impairment of goodwill and other intangible assets for its uSwitch subsidiary in the United Kingdom. (See Note 1 to results of operations for a description of charges and credits.)

For comparison purposes, prior-year results include an estimated allocation of Scripps Networks Interactive’s corporate expenses paid by The E. W. Scripps Company. On July 1, 2008, Scripps Networks Interactive was spun off from E. W. Scripps as a separate publicly traded company. The prior year’s estimated corporate expenses are not representative of what corporate expenses are for Scripps Networks Interactive as an independent company.

During the fourth quarter 2008, financial performance at the company’s Lifestyle Media segment was favorably affected by growth in advertising sales, strong viewership trends, particularly at Food Network and DIY Network, and growth in affiliate fee revenue. Lifestyle Media revenue grew 7.0 percent during the fourth quarter to $340 million compared with $318 million in 2007. Segment profit was $176 million compared with $175 million during the prior year. (See Note 2 for a description of segment profit.)

Revenue from the Lifestyle Media segment’s SN Digital interactive businesses grew 12 percent during the fourth quarter to $25 million. SN Digital properties include related Web sites for each of the television networks, plus other lifestyle content sites such as HGTVPro.com, RecipeZaar.com and FrontDoor.com.

Revenue from the company’s Interactive Services business segment was $71.4 million compared with $79.8 million in 2007. Segment profit was $18.9 million compared with $24.7 million during the same period a year earlier. Interactive Services results were held back by an overall decline in online retail shopping activity at Shopzilla, lower sponsored-link revenue at Shopzilla, and lower energy switching activity at uSwitch in the U.K.

“Led by HGTV and Food Network, the company had a very good fourth quarter, especially when considering the strong macro-economic headwinds we were facing,” said Kenneth W. Lowe, chairman, president and chief executive officer of Scripps Networks Interactive. “The vitality of our lifestyle television networks is evident in their consistently solid performance, even when times are difficult.

“All of our television networks grew during the three-month period, as we were able to leverage the unique, engaged and growing audiences each brand aggregates,” Lowe said. “Strong double-digit revenue growth at our newer networks demonstrates the success we’re having establishing these valuable brands. And at SN Digital, we finished the year on a definite high note with double-digit revenue growth. Our resolve to be the leading provider of food and shelter lifestyle content on any and all media platforms clearly is gaining momentum.

“At our Interactive Services businesses, fourth quarter results reflect the weakening economy, particularly as it relates to the exposure Shopzilla has to the challenging retail spending environment and changing competitive forces within the online comparison shopping marketplace.” Lowe said. “Interactive Services results also were affected by lower energy switching activity at uSwitch during the fourth quarter, which followed an extended period of robust switching during the first three quarters of the year. Going forward, we expect operating results at our Interactive Services segment to remain under pressure as we execute our competitive repositioning of Shopzilla.”

Here are fourth-quarter results by operating segment:

Lifestyle Media

Lifestyle Media advertising revenue increased 3.3 percent to $263 million. Affiliate fee revenue was $70.4 million, up 21 percent.

Programming expenses increased 9.7 percent to $68.7 million. Non-programming costs increased 13 percent to $96.6 million. The increase in non-programming costs is attributable primarily to the company’s strategic investment in its interactive lifestyle businesses (SN Digital).

Lifestyle Media segment profit was $176 million compared with $175 million in the prior-year period.

Operating revenue at HGTV was up 4.2 percent to $149 million. HGTV now reaches 98 million subscribers compared with about 96 million at the end of the fourth quarter 2007.

Food Network operating revenue increased 5.1 percent to $128 million. Food Network reaches 98 million subscribers, up from about 96 million at the end of the fourth quarter 2007.

Revenue at DIY Network was $16.7 million, up 28 percent. DIY can be seen in about 49 million households, up from about 47 million households a year ago.

Fine Living Network revenue increased 16 percent to $12.8 million. Fine Living reaches nearly 54 million households vs. 50 million households last year.

Revenue at Great American Country was $7.1 million, up 16 percent. Great American Country can be seen in about 55 million homes compared with about 53 million homes a year ago.

Revenue from the Lifestyle Media segment’s interactive businesses (SN Digital) grew 12 percent to $25.0 million.

Interactive Services

Interactive Services revenue was $71.4 million for the fourth quarter compared with $79.8 million in the same period 2007.

Segment profit was $18.9 million compared with $24.7 million in the fourth quarter of 2007.

Full-year results

Consolidated operating revenue in 2008 grew 10 percent to $1.6 billion from $1.4 billion in the prior year.

Excluding non-cash charges, the company’s consolidated net income for the full-year 2008 was $1.63 per share compared with $1.56 per share in 2007.

Including the effects of non-cash charges, 2008 consolidated net income was $23.6 million, or 14 cents per share, compared with a net loss of $126 million, or 77 cents per share in 2007. Net income in 2008 was reduced by $244 million, or $1.49 per share, as a result of the non-cash writedown of goodwill at Shopzilla. Net income in 2007 was reduced by $382 million, or $2.33 per share, as a result of a non-cash writedown of goodwill and other intangible assets at uSwitch.

Following are full-year results by operating segment:

Total Lifestyle Media revenue increased 11 percent to $1.3 billion from $1.2 billion the prior year. Segment profit increased 7.0 percent to $648 million. Advertising revenue grew 8.3 percent to $1.0 billion. Affiliate fee revenue was up 18 percent to $277 million. Segment costs and expenses increased 14 percent to $680 million.

Total Interactive Services revenue increased 8.6 percent to $278 million from $256 million the prior year. Segment profit increased 70 percent to $67.7 million compared with $39.8 million the previous year.

Total company capital expenditures were $81 million vs. $74 million in 2007.

Conference call

The senior management team of Scripps Networks Interactive will discuss the company’s fourth quarter results during a telephone conference call at 10 a.m. EST today. Scripps Networks Interactive will offer a live webcast of the conference call. To access the webcast, visit www.scrippsnetworksinteractive.com and follow the Investor Relations link at the top of the page. The webcast link can be found next to the microphone icon.

To access the conference call by telephone, dial 1-800-230-1951 (U.S.) or 612-332-0530 (international) approximately ten minutes before the start of the call. Callers will need the name of the call, “fourth quarter earnings report,” to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are granted access to the conference call on a listen-only basis.

A replay line will be open from 12 p.m. EST Feb. 5 until 11:59 p.m. EST Feb. 12. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 983918. A replay of the conference call will also be available online. To access the audio replay, visit www.scrippsnetworksinteractive.com approximately four hours after the call, choose Investor Relations, then follow the Audio Archives link on the left side of the page.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page 23 of its Form 10 information statement that was filed June 11, 2008, with the Securities and Exchange Commission, and on page F-21 of its most recent Form 10Q.

The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps Networks Interactive

Scripps Networks Interactive Inc. is the leading developer of lifestyle-oriented content for television and the Internet, where on-air programming is complemented with online video, social media areas and e-commerce components on companion Web sites and broadband vertical channels. The company’s media portfolio includes: Lifestyle Media, with popular lifestyle television and Internet brands HGTV, Food Network, DIY Network, Fine Living Network and country music network Great American Country (GAC); and Interactive Services, with leading online search and comparison shopping services BizRate, Shopzilla and uSwitch.

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Contact:

Mark Kroeger, Scripps Networks Interactive Inc., 513-824-3227

E-mail: mark.kroeger@scrippsnetworks.com

SCRIPPS NETWORKS INTERACTIVE, INC.

CONSOLIDATED AND COMBINED BALANCE SHEETS

(unaudited)

	As of December 31,
(in thousands, except per share data)	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$9,970	$12,532
Short-term investments	2,703
Accounts and notes receivable (less allowances—2008, $5,480; 2007, $3,945)	372,736	364,824
Programs and program licenses	238,319	212,868
Other current assets	14,296	12,533

Total current assets	638,024	602,757

Investments	40,279	38,444

Property, plant and equipment, net	201,512	173,255

Goodwill and other intangible assets:
Goodwill	424,213	665,154
Other intangible assets, net	110,810	129,385

Total goodwill and other intangible assets, net	535,023	794,539

Other assets:
Programs and program licenses (less current portion)	235,967	261,607
Unamortized network distribution incentives	107,796	135,367
Other non-current assets	14,607	11,858

Total other assets	358,370	408,832

Total Assets	$1,773,208	$2,017,827

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,960	$8,010
Program rights payable	15,240	16,555
Customer deposits and unearned revenue	11,045	15,018
Accrued liabilities:
Employee compensation and benefits	35,451	28,780
Accrued marketing and advertising costs	18,671	17,587
Other accrued liabilities	70,927	58,630

Total current liabilities	166,294	144,580

Deferred income taxes	140,735	115,474

Long-term debt (less current portion)	80,000	503,361

Other liabilities (less current portion)	104,239	102,626

Total liabilities	491,268	866,041

Minority interests	146,733	138,498

Shareholders’ equity:
Preferred stock, $.01 par—authorized: 25,000,000 shares; none outstanding
Common stock, $.01 par:
Class A—authorized: 240,000,000 shares; issued and outstanding: 127,184,107 shares for 2008;	1,272
Voting—authorized: 60,000,000 shares; issued and outstanding: 36,568,226 shares for 2008	366

Total	1,638
Additional paid-in capital	1,222,856
Retained earnings (deficit)	(120,774)
Parent company’s net investment		971,889
Accumulated other comprehensive income	31,487	41,399

Total shareholders’ equity	1,135,207	1,013,288

Total Liabilities and Shareholders’ Equity	$1,773,208	$2,017,827

SCRIPPS NETWORKS INTERACTIVE, INC.

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended December 31,			Twelve months ended December 31,
(in thousands, except per share data)	2008	2007	Change	2008	2007	Change
Operating revenues	$411,520	$397,717	3.5%	$1,590,637	$1,441,265	10.4%
Costs and expenses	(230,638)	(210,785)	9.4%	(940,070)	(849,109)	10.7%
Depreciation and amortization of intangible assets	(19,335)	(21,950)	(11.9)%	(73,937)	(86,694)	(14.7)%
Write-down of goodwill and intangible assets	(243,700)	(411,006)		(243,700)	(411,006)
Gains (losses) on disposal of PP&E	47	(55)		(788)	(687)	14.7%

Operating income (loss)	(82,106)	(246,079)	(66.6)%	332,142	93,769
Interest expense	(898)	(7,662)	(88.3)%	(14,207)	(36,770)	(61.4)%
Equity in earnings of affiliates	1,321	5,468	(75.8)%	15,498	17,603	(12.0)%
Gains (losses) on repurchases of debt				(26,380)	1,245
Miscellaneous, net	1,636	520		2,266	2,706	(16.3)%

Income (loss) from continuing operations before income taxes and minority interest	(80,047)	(247,753)	(67.7)%	309,319	78,553
Provision for income taxes	(47,130)	(25,059)	88.1%	(193,371)	(126,387)	53.0%

Income (loss) from continuing operations before minority interest	(127,177)	(272,812)	(53.4)%	115,948	(47,834)
Minority interest	(26,370)	(25,725)	2.5%	(92,391)	(82,534)	11.9%

Income (loss) from continuing operations	(153,547)	(298,537)	(48.6)%	23,557	(130,368)
Income (loss) from discontinued operations, net of tax		(262)			3,961

Net income (loss)	$(153,547)	$(298,799)	(48.6)%	$23,557	$(126,407)

Net income (loss) per diluted share of common stock (1):
Income (loss) from continuing operations	$(0.94)	$(1.83)		$0.14	$(0.80)
Income (loss) from discontinued operations	0.00	(0.00)		0.00	0.02

Net income (loss) per diluted share of common stock	$(0.94)	$(1.83)		$0.14	$(0.77)

Weighted average basic shares outstanding (1)	163,338	163,466		163,245	163,466
Weighted average diluted shares outstanding (1)	163,338	163,466		164,131	163,466

For comparison purposes, first half 2008 and year-to-date and fourth quarter 2007 results include estimates of Scripps Networks Interactive’s portion of The E. W. Scripps Company’s corporate expenses for those periods. Such estimates are not representative of our costs as a stand-alone company.

(1)	For the quarter and year-to-date periods of 2007, diluted EPS was computed using the number of common shares outstanding on the spin-off-date.

Net income per share amounts may not foot since each is calculated independently.

See notes to results of operations.

Notes to Results of Operations

1. OTHER CHARGES AND CREDITS

Net income was affected by the following:

Write-down of goodwill and other intangible assets

In accordance with Financial Accounting Standards (“FAS”) 142 and FAS 144, we perform annual impairment tests on Goodwill and also perform impairment tests on other long-lived assets whenever events or circumstances indicate the carrying amounts of the assets may not be recoverable. An impairment charge is recorded when the fair value of an asset is below its carrying value.

Our fourth quarter 2008 operating results include a write-down of Shopzilla goodwill that reduced net income $244 million, $1.49 per share. The charge is a result of the changing environment for online comparison shopping services and the subsequent strategic repositioning of Shopzilla for long-term profit growth.

During 2007, falling energy prices in the United Kingdom resulted in less switching activity and lower revenues at our uSwitch business. The declines in energy switching activity and the negative impact this decline was expected to have on uSwitch’s future results resulted in the recording of a non-cash impairment charge totaling $411 million. Net income was reduced by $382 million, $2.33 per share.

Separation costs

As a result of the distribution of Scripps Networks Interactive, Inc. (“SNI”) to the shareholders of The E. W. Scripps Company (“E. W. Scripps”), SNI employees holding share-based equity awards, including share options and restricted shares, have received modified awards in our Company’s stock. Under FAS 123(R), the adjustment to the outstanding share-based equity awards is considered a modification and incremental stock-based compensation expense is recognized to the extent that the fair value of the awards immediately prior to the modification is less than the fair value of the awards immediately after the modification. In the third quarter of 2008, we recorded a non-cash charge of $4.9 million related to the modification of these stock-based awards. Net income was reduced by $3.2 million, $.02 per share.

In the second quarter of 2008, E. W. Scripps redeemed their outstanding notes which were previously allocated to us in our combined financial statements. The associated loss on extinguishment from such redemption, which is not expected to be deductible for income tax purposes, has been allocated to us in our statement of operations resulting in a reduction to year-to-date net income of $26.4 million, $.16 per share.

Other costs incurred in connection with the separation of the Company from E. W. Scripps totaled $3.8 million in 2008 reducing year-to-date net income $2.5 million, $.02 per share.

Income tax adjustments

In the fourth quarter of 2007, we changed our estimate of the realizable value of certain uSwitch tax benefits recorded in prior periods. Net income was reduced by $9.5 million, $.06 per share.

2. SEGMENT INFORMATION

We determine our business segments based upon our management and internal reporting structure. Our reportable segments are strategic businesses that offer different products and services.

Lifestyle Media includes five national television networks, Internet businesses and other electronic content services primarily in the United States. Lifestyle Media also includes a 7.25% interest in FOX-BRV Southern Sports Holdings, which comprises the Sports South and Fox Sports Net South regional television networks. Our networks also operate domestically and internationally through licensing agreements and joint ventures with other entities. We own approximately 69% of Food Network and approximately 94% of Fine Living.

Interactive Services includes our online comparison shopping services, Shopzilla, BizRate and uSwitch. Shopzilla and BizRate are product comparison shopping services that help consumers find products offered for sale on the Web by online retailers. Shopzilla and BizRate also operate a Web-based consumer feedback network which collects millions of consumer reviews of stores and products each year. uSwitch operates an online comparison service that helps consumers compare prices and arrange for the purchase of a range of essential home services including gas, electricity, home phone, broadband providers and personal finance products, primarily in the United Kingdom.

Our chief operating decision maker (as defined by FAS 131, “Segment Reporting”) evaluates the operating performance of our business segments using a measure we call segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America.

Items excluded from segment profit generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the business segments. Depreciation and amortization charges are the result of decisions made in prior periods regarding the allocation of resources and are therefore excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from our business segment performance measure enables us to evaluate business segment operating performance for the current period based upon current economic conditions and decisions made by the managers of those business segments in the current period.

Information regarding the operating performance of our business segments determined in accordance with FAS 131 and reconciliation to our results of operations is as follows:

	Three months ended December 31,			Twelve months ended December 31,
(in thousands)	2008	2007	Change	2008	2007	Change
Segment operating revenues:
Lifestyle Media	$340,254	$317,898	7.0%	$1,312,313	$1,184,901	10.8%
Interactive Services	71,435	79,819	(10.5)%	278,407	256,364	8.6%
Corporate				86
Intersegment eliminations	(169)			(169)

Total operating revenues	$411,520	$397,717	3.5%	$1,590,637	$1,441,265	10.4%

Segment profit (loss):
Lifestyle Media	$176,271	$175,000	0.7%	$647,557	$605,014	7.0%
Interactive Services	18,871	24,680	(23.5)%	67,686	39,751	70.3%
Corporate	(12,939)	(7,280)	77.7%	(49,178)	(35,006)	40.5%

Depreciation and amortization of intangibles	(19,335)	(21,950)	(11.9)%	(73,937)	(86,694)	(14.7)%
Write-down of goodwill and intangible assets	(243,700)	(411,006)		(243,700)	(411,006)
Gains (losses) on disposal of PP&E	47	(55)		(788)	(687)	14.7%
Interest expense	(898)	(7,662)	(88.3)%	(14,207)	(36,770)	(61.4)%
Gains (losses) on repurchases of debt				(26,380)	1,245
Miscellaneous, net	1,636	520		2,266	2,706	(16.3)%

Income (loss) from continuing operations before income taxes and minority interests	$(80,047)	$(247,753)	(67.7)%	$309,319	$78,553

Certain items required to reconcile segment profitability to consolidated results of operations determined in accordance with accounting principles generally accepted in the United States of America are attributed to particular business segments. Significant reconciling items attributable to each business segment are as follows:

	Three months ended December 31,		Twelve months ended December 31,
(in thousands)	2008	2007	2008	2007
Depreciation:
Lifestyle Media	$6,399	$5,399	$24,330	$19,923
Interactive Services	6,972	6,104	26,738	20,323
Corporate	90	320	259	1,002

Total depreciation	$13,461	$11,823	$51,327	$41,248

Amortization of intangibles:
Lifestyle Media	$1,270	$824	$3,979	$3,269
Interactive Services	4,604	9,303	18,631	42,177

Total amortization of intangibles	$5,874	$10,127	$22,610	$45,446

Losses (gains) on disposal of PP&E:
Lifestyle Media	$(43)	$103	$721	$172
Interactive Services	(3)	(36)	(3)	516
Corporate	(1)	(12)	70	(1)

Losses (gains) on disposal of PP&E	$(47)	$55	$788	$687

Write-down of goodwill and intangible assets	$243,700	$411,006	$243,700	$411,006

3. SUPPLEMENTAL FINANCIAL INFORMATION

Our Lifestyle Media division earns revenue primarily from the sale of advertising time in our national television networks’ programming, affiliate fees paid by cable and satellite television operators that carry our network programming, the licensing of its content to third parties, the licensing of its brands for consumer products such as books and kitchenware, and from the sale of advertising on our Lifestyle Media affiliated Web sites (SN Digital).

Supplemental information for Lifestyle Media is as follows:

	Three months ended December 31,			Twelve months ended December 31,
(in thousands)	2008	2007	Change	2008	2007	Change
Operating revenues by brand:
HGTV	$148,846	$142,866	4.2%	$596,584	$549,641	8.5%
Food Network	127,555	121,382	5.1%	485,914	436,354	11.4%
DIY	16,667	12,991	28.3%	64,005	48,879	30.9%
Fine Living	12,827	11,085	15.7%	52,464	43,061	21.8%
GAC	7,087	6,133	15.6%	25,175	24,496	2.8%
SN Digital	25,048	22,312	12.3%	81,894	75,410	8.6%
Other/intersegment eliminations	2,224	1,129	97.0%	6,277	7,060	(11.1)%

Operating revenues by type:
Advertising	$263,060	$254,543	3.3%	$1,005,330	$928,221	8.3%
Affiliate fees, net	70,379	58,297	20.7%	277,370	235,248	17.9%
Other	6,815	5,058	34.7%	29,613	21,432	38.2%

Subscribers (1):

HGTV				97,700	95,800	2.0%
Food Network				97,900	95,800	2.2%
DIY				49,400	46,900	5.3%
Fine Living				53,900	49,900	8.0%
GAC				55,100	53,100	3.8%

(1)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks, with the exception of Fine Living which is not yet rated by Nielsen and represent comparable amounts estimated by us.